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                                  PRESS RELEASE


                                                         FRIDAY FEBRUARY 23 2001

       LONDON BRIDGE GROUP FINALISES ACQUISITION OF PHOENIX INTERNATIONAL

          Purchase creates only available end-to-end suite of software for retail financial organisations from a single vendor

London Bridge Software Holdings plc has today finalised the acquisition of Phoenix International Ltd., Inc. following the announcement on 25 October 2000 that it had reached agreement to purchase the company.

The acquisition completes London Bridge's strategy to assemble a complete range of software products and services for retail financial services companies and creates new marketing opportunities for London Bridge amongst Phoenix customers not only in its home base of the USA but also in Europe, Latin America, the Caribbean and Asia Pacific. London Bridge's international branch network now has additional offices in New York as well as in Australia and New Zealand.

Jon Lee, Chief Executive Officer of London Bridge Software Holdings plc. commented:

         "The acquisition of Phoenix underlines London Bridge's seriousness about building the best and most complete range of software products and services for retail financial services and our commitment to the US market, which already accounts for over 60% of Group revenue.

         Like London Bridge, Phoenix has invested heavily in product R&D to develop what are acknowledged to be the most advanced core banking products available. Both companies have always acknowledged the obvious benefits to our clients by using relational database technology to provide true customer centric solutions resulting in improved levels of service and efficiency. Phoenix also shares our vision of internet-enabled software running on low-cost, client/server hardware, and the combination of the two companies' product ranges now creates the only end-to-end suite of software products available for the financial services industry."


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London Bridge's existing portfolio includes software for decisioning, customer acquisition and relationship management, through to collections and recoveries. Phoenix's products include customer relationship information management, on-line customer profitability analysis, financial reporting, an executive information management system and fully integrated teller, telephone, ATM and Internet banking modules. Other products include trade finance and global payments capabilities for wholesale banking. According to Chris Rowbottom, Chief Executive Officer of the Phoenix Division and Chief Operating Officer for London Bridge Software Holdings plc, the impact of the combined product set will help solve several problems faced by many financial services organisations - He noted:

         "This announcement has a number of advantages for existing and prospective customers, not least of which is the ability for financial services companies to develop a total banking strategy with solutions available from a single vendor.

         The combination of the Phoenix System and London Bridge's Vectus, creates an open architecture which will allow our clients to consolidate the various delivery channels including branches, call centres, Internet banking, telephone banking, mobile banking and interactive TV.

         Additionally the use of credit/behavioural scoring and effective collections and recovery software will facilitate better risk decisions both during customer acquisition and during the delinquency stage of the loan."



The Phoenix Division of the London Bridge Software Holdings plc. will be headquartered in Orlando, FLA.

The acquisition was financed from the proceeds of the placement of shares made by London Bridge Software in October 2000.

ABOUT LONDON BRIDGE SOFTWARE HOLDINGS PLC

London Bridge Software Holdings plc. specialises in customer interaction software for organisations in the retail financial services, telecommunications and utilities sectors. Its products provide software applications for all customer interactions, from customer acquisition, through servicing, retail risk management to credit management and debt collection. The company has


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more than 400 clients' worldwide and London Bridge had over (pound)56 million in revenue last year, more than 60 percent of which originated in the U.S. The company has more than 700 employees, and offices in London, Atlanta, Orlando, New York, Irvine, Charlotte, Denver, Stratford (UK), Australia, New Zealand and Singapore.

London Bridge Software Holdings plc is listed on the London Stock Exchange.


For further information visit WWW.LONDON-BRIDGE.COM


Enquiries:
Jon Lee
Chief Executive Officer
London Bridge Software Holdings plc
00 44 207 403 1333

Chris Rowbottom
Chief Executive Officer
Phoenix Division
001 407 548 5100